Elamex Announces Executive Changes

EL PASO, TX -- 08/09/2004 -- ELAMEX S.A. DE C.V. (NASDAQ: ELAM), a diversified manufacturing services company with food, plastics and metals operations and real estate holdings in Mexico and the United States, today announced changes in chief executive positions for Elamex and its primary operating subsidiary.

Elamex announced today that Richard P. Spencer, President and Chief Executive Officer of Elamex and of its primary operating subsidiary, Franklin Connections LP, will leave Elamex toward the end of this year. Effectively immediately, Richard R. Harshman has been appointed President and Chief Executive Officer of Franklin Connections LP. Mr. Harshman will become President and Chief Executive Officer of Elamex when Mr. Spencer leaves the company.

Richard Harshman is a well-known highly respected professional in the international confectionery / food industry. He has over thirty years of executive sales and marketing experience. Recently, he served as Chief Executive Officer of Favorite Brands, a $750 million company that was eventually sold to Nabisco Brands, a division of Kraft Foods. He previously served as President and Chief Executive Officer of Storck USA, LP for thirteen years, where he introduced and expanded the growth of key brands. Mr. Harshman also served in executive sales and marketing positions with Tootsie Roll Industries and F&F Laboratories.

On Mr. Harshman's appointment, Mr. Spencer stated: "We believe that Franklin has now reached a stage in its business development which requires strong leadership in sales and marketing to take full advantage of its potential for growth and profitability. His solid sales and marketing background and in-depth knowledge of the consumer packaged goods industry is well aligned with Franklin's business needs. We are pleased to welcome Richard to the Franklin management team."

With respect to Mr. Spencer's planned departure, Mr. Eloy Vallina, Chairman of the Elamex Board of Directors stated: "Dick has provided strong leadership for Elamex through some very difficult times. He has been instrumental in establishing a new direction for the company and will leave Elamex with a strong management team in place."

About Elamex

Elamex is a Mexican company with manufacturing operations and real estate holdings in Mexico and the United States. The Company is involved in the production of food items related to its candy manufacturing and nut packaging operations, and metal and plastic parts for the appliance and automotive industries. Elamex's competitive advantage results from its demonstrated capability to leverage low cost, highly productive labor, strategic North American locations, recognized quality and proven ability to combine high technology with labor-intensive manufacturing processes in world-class facilities. As a value added provider, Elamex's key business objectives include superior customer satisfaction, long-term supplier relationships and employee growth and development, with the ultimate goal of continuously building shareholder value.

Press releases by Elamex may include forward-looking statements that involve risks and uncertainties, including, but not limited to, risks associated with the Company's future growth and development. Information contained herein should be read in conjunction with the Company's periodic filings with the Securities and Exchange Commission, including its Form 10- K filing with the Securities and Exchange Commission for the year ended December 31, 2003. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially.

Contact:
Sam Henry
915-298-3071
sam.henry@elamex.com